EXHIBIT 10.1

HOBBS BROOK OFFICE PARK
333 Wyman Street, Waltham, Massachusetts

FIRST AMENDMENT TO LEASE
Altus Pharmaceuticals, Inc.

This First Amendment to Lease (the “Amendment”) is made as of the 30th day of June, 2009 (the “Execution Date”), by and between 275 Wyman LLC, a Delaware limited liability company (“Landlord”) and Altus Pharmaceuticals Inc., a Delaware corporation (“Tenant”).

Background

Reference is made to a lease dated October 29, 2007 (the “Lease”) between Landlord and Tenant for certain premises containing 83,405 square feet of Rentable Floor Area (the “Premises”) in the building known as 333 Wyman Street, Waltham, Massachusetts (the “Building”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease.

Landlord and Tenant desire to enter into this Amendment to amend the terms and provisions of the Lease as more particularly set forth in this Amendment.

Agreement

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1. Additional Payment. On the Execution Date, Tenant has paid to Landlord the sum of One Million Twenty-Five Thousand and No/100 Dollars ($1,025,000.00) (the “Additional Payment”). Provided that Tenant is not in default under the Lease and no Insolvency Event (defined below) has occurred, Tenant shall not be obligated to make additional payments of monthly installments of Annual Fixed Rent during the months of June, July, August, September and October of 2009. Provided that Tenant is not in default under the Lease and no Insolvency Event has occurred, Landlord will apply the Additional Payment to the payment of Annual Fixed Rent when due under the Lease. Tenant shall resume monthly payments of Annual Fixed Rent on November 2, 2009 if this Lease has not terminated under the provisions of Paragraph 2 of this Amendment. Without limiting any provisions of the Lease concerning default, from and after the occurrence of a default under the Lease, Tenant shall commence payments of Annual Fixed Rent. Portions of the Additional Payment not previously applied by Landlord against the payment of Annual Fixed Rent shall constitute additional Security Deposit under the Lease, including, without limitation, Section 8.18 of the Lease and Paragraph 4 of this Amendment. Without limiting the generality of the foregoing, after a default by Tenant under the Lease or if an Insolvency Event or Disgorgement Demand occurs, Landlord may, but shall not be obligated to, apply all or any portion of the Additional Payment to pay any amount due Landlord under the Lease, including, without limitation, Agreed Termination Damages and amounts subject to Disgorgement Demand (defined below).

2. Agreed Termination Damages. Landlord and Tenant stipulate and agree that Landlord’s damages for early termination of the Lease are Three Million Six Hundred Thirty-Two Thousand Eight Hundred Nine and 02/100 Dollars ($3,632,809.02) (the “Agreed Termination Damages”), which is calculated using the methodology under Section 365 of the United States Bankruptcy Code as if the Lease were rejected in a Tenant’s bankruptcy proceeding. The Agreed Termination Damages do not include damages for leasing commissions, damage to the Premises, personal property removal and disposition costs, and other amounts not included within the cap for lease rejection damages under Section 502(b)(6) of the Bankruptcy Code and nothing herein shall be deemed a waiver of Landlord’s rights to recover such amounts from Tenant. Landlord and Tenant agree that Agreed Termination Damages are a reasonable estimate of the damages to be suffered by Landlord for loss of rent due to the premature termination of the Lease, and that the Agreed Termination Damages do not constitute a penalty. (The Agreed Termination Damages do not apply in the case of any right under the Lease of Tenant to terminate in the event of a casualty.) Notwithstanding the foregoing, Landlord agrees to accept the amount of Four Hundred and Seventy-Five Thousand Dollars and 00/100 Dollars ($475,000.00) (the “Reduced Damages Amount”) only if all of the following conditions are met on or before the Outside Date (defined below): (a) Tenant has not been in default under the Lease on or after the Execution Date (provided that Tenant shall have the right to cure a default within two (2) business days of such default if such default is curable by the payment of money) and no event has occurred that, with the passage of time, the giving of notice, or both, could become a default under the Lease, (b) no Insolvency Event has occurred, (c) no notice has been given or claim made asserting that any payment or property received by Landlord under the Lease is fraudulent, preferential or should be paid, remitted, returned or disgorged under the Bankruptcy Code or other applicable law (a “Disgorgement Demand”), whether before the Early Termination Date or during the Security Deposit Retention Period (defined below), (d) Tenant shall have delivered two (2) copies of the Termination Agreement and the Termination of Notice of Lease in the forms attached as Exhibit 1 hereto, each bearing original signatures of Tenant, (e) Tenant shall have paid to Landlord the sum of $475,000 in immediate, same-day United States funds wired for credit into Landlord’s bank account in accordance with wire instructions attached hereto as Exhibit 2, or according to such other instructions as Landlord may give by written notice to Tenant, and (f) Tenant shall have returned the Premises to Landlord in accordance with the terms of the Lease, including, but not limited to, Section 5.10 and Paragraph 3 below. As used herein, “Insolvency Event” means Tenant becomes a party to any action or proceeding under the bankruptcy, insolvency or reorganization laws of the United States or any state thereof. For the purposes of this Paragraph 2, “Outside Date” means the earliest of (x) the date that Tenant shall close one or more capital raising transactions that result in gross proceeds of at least Twenty Five Million and No/100 Dollars ($25,000,000.00) or engage in a merger, sale or similar transaction (collectively, a “Financing”) and (y) 3:00 P.M. Waltham, Massachusetts time on November 2, 2009, time being of the essence. If all of the foregoing conditions are satisfied on or before the Outside Date, then the Lease shall terminate, subject to the terms and provisions hereof, including, without limitation, Paragraph 8, at 11:59 p.m. on the date all such conditions were satisfied, as evidenced by the date written by Landlord as the “Effective Date” set forth in the Termination Agreement countersigned by Landlord and returned to Tenant (the “Early Termination Date. If Landlord receives notice at least five (5) Business Days in advance of Tenant’s intention to satisfy all of the foregoing conditions on a specified business day on or before the Outside Date, Landlord agrees to submit a countersigned original of the Termination Agreement to the Boston office of Stewart Title Guaranty Company as escrow agent, to be delivered by Escrow Agent to Tenant upon direction from Landlord that all of the foregoing conditions have been satisfied, provided that Tenant shall pay the costs of the Escrow Agent and that Landlord, Tenant and Escrow Agent shall have entered into an escrow agreement substantially in the form attached hereto as Exhibit 3. With respect to the period following the Early Termination Date, all rights and obligations of Landlord and Tenant shall terminate as though such date were the Term Expiration Date (as defined in the Lease), except (i) as set forth in this Amendment, (ii) the obligations under the Lease that arise during or are otherwise attributable to the period ending on such Early Termination Date, and (iii) the obligations that are specified in the Lease to survive the termination or expiration of the Lease. Failure to satisfy all of the conditions set forth in this Paragraph 2 and pay the Reduced Damages Amount upon the occurrence of a Financing shall constitute an immediate default under the Lease, without notice or cure period. If Tenant fails to satisfy all of the conditions set forth in this Paragraph 2 on or before the Outside Date, then Landlord’s agreement to accept the Reduced Damages Amount and execute and deliver the Termination Agreement shall, at Landlord’s option, be void and Landlord shall be entitled at its sole discretion to exercise all or any of its rights and remedies under the Lease including without limitation to receive from Tenant the Agreed Termination Damages. Tenant shall execute and deliver such additional documentation as Landlord reasonably requires to evidence the termination of the Lease and terminate any Notice of Lease of record. Upon Tenant’s delivering the Termination Agreement, any and all rights of Tenant to extend the Lease Term shall immediately be void and of no further force or effect. Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any rebate or return of any portion of the Agreed Termination Damages for any reason.

3. Surrender of Property. Tenant shall leave the fixtures, furnishings and equipment (“F,F&E”) that is in the Premises on the Execution Date, and any F,F&E that Tenant adds to the Premises after the Execution Date, in place in the Premises on the Early Termination Date. If Landlord shall notify Tenant in writing on or before the ninetieth (90th) day after the Early Termination Date that Tenant shall remove F,F&E, or any other Tenant alterations and additions that pursuant to the terms of the Lease are to be removed by Tenant upon surrender of the Premises, then Tenant shall properly remove the F,F&E and other alterations and additions specified by Landlord at Tenant’s sole cost and expense within a reasonable time after Landlord’s notice, not to exceed thirty (30) days. Landlord agrees that if Landlord requires Tenant to remove cabling in the Premises, Tenant shall properly remove the cabling running from the telephone/data closets in the Building to the termination points of the cabling at the workstations within the Premises. Tenant shall remove such F,F&E and alterations and additions and restore the Premises in compliance with the terms and provisions of the Lease, including, without limitation, Section 5.10. Such property left in the Premises shall become the property of Landlord. Tenant shall promptly execute and deliver to Landlord such documentation as Landlord reasonably requests in connection with the transfer of F,F&E and other property to Landlord. The provisions of this Paragraph 3 shall survive the expiration or early termination of the Lease.

4. Security Deposit. The Security Deposit, including, without limitation, the Letter of Credit Security Deposit, secures the performance of all of the obligations of Tenant under the Lease, including, without limitation, the Additional Payment, the Agreed Termination Damages, the Reduced Damages Amount (as defined above), costs incurred in connection with Tenant’s failure to comply with Paragraph 3 above, and any amounts or property transfers that are the subject of a Disgorgement Demand. In no event shall the Security Deposit required under the Lease be reduced by or for Tenant and the last paragraph of Section 8.18 of the Lease is hereby deleted. If this Lease terminates on the Early Termination Date pursuant to the provisions of Paragraph 2 of this Amendment, and if the Early Termination Date occurs on or before November 2, 2009, then, provided that Tenant has timely vacated and surrendered the Premises, has complied with its obligations under the Lease and provided further that as of March 31, 2010 (the “Security Deposit Retention Period”) there has not occurred an Insolvency Event or Disgorgement Demand, and Tenant so certifies to Landlord, then Landlord shall deliver the Letter of Credit Security Deposit to Tenant (net of amounts Landlord is entitled to deduct therefrom, if any). Without limiting the generality of any provision of the Lease, including without limitation Section 8.18, if an Insolvency Event or Disgorgement Demand shall occur, then Landlord may, but shall not be obligated to, draw on the Letter of Credit Security Deposit and hold the proceeds as commingled cash Security Deposit under Section 8.18 of the Lease for the performance by Tenant of its obligations under the Lease, including, without limitation for the payment of any amounts subject to a Disgorgement Demand, or apply the amount so drawn to pay any amounts due Landlord under the Lease. In no event shall Landlord be obligated to return to Tenant all or any portion of any Security Deposit if an Insolvency Event should be pending or if a final non-appealable court order has not been entered which holds that Landlord has no obligation to return any funds or property that are the subject of a Disgorgement Demand. Tenant agrees that the security deposit (the “610 Security Deposit”) under that certain lease dated as of October 29, 2007, as amended, between 610 Lincoln LLC and Tenant for premises within the building known as 610 Lincoln Street North, Waltham, Massachusetts (the “610 Lease”) shall also serve to secure all of the obligations of Tenant under this Lease with respect to all amounts and property that become the subject of a Disgorgement Demand and that, if a Disgorgement Demand is made, Landlord shall have the same rights with respect to the 610 Security Deposit as Landlord has with respect to the Security Deposit under this Lease. After a final non-appealable court order has been entered which holds that Landlord has no obligation to return funds or property that were the subject of a Disgorgement Demand, Landlord shall return the 610 Security Deposit (or portion thereof) received by Landlord under the preceding sentence, net of Landlord’s costs incurred in connection with such Disgorgement Demand, to the party entitled to the 610 Security Deposit under the 610 Lease. Tenant has agreed with 610 Lincoln LLC in the 610 Lease that the Security Deposit hereunder shall also secure all of the obligations of Tenant with respect to all amounts and property that become the subject of a “Disgorgement Demand” as defined under the 610 Lease. In furtherance of foregoing, Tenant agrees that Landlord shall be entitled to draw upon the Letter of Credit Security Deposit and to turn over the proceeds and all or any other portion of the Security Deposit to 610 Lincoln LLC, when directed by 610 Lincoln LLC pursuant to its rights with respect to the Security Deposit under the 610 Lease.

5. Amended Provisions. The following provisions of the Lease are hereby amended as follows:

(a) Section 2.1.1 is hereby deleted in its entirety.

(b) Section 7.1 is hereby amended by deleting paragraph (a) of Section 7.1 and replacing it with the following:

“7.1(a) if Tenant shall fail to perform or observe any of Tenant’s covenants, and if such failure shall continue, (a) in the case of installments of Annual Fixed Rent, for more than five (5) days after the date due to be paid under the Lease (without the right of Tenant to receive notice therefor), (b) in the case of all other Rent or any other sum due Landlord under the Lease, for more than five (5) Business Days after Landlord’s notice is given, or (c) in any other case, after notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Tenant so notifies Landlord within twenty (20) days after Landlord’s notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun and diligently pursued within such thirty (30) day period and such delay does not cause increased risk of damage to person or property), or”

6. Brokerage. Landlord and Tenant each represent and warrant that it has had no dealings with any broker or agent in connection with this Amendment, except Wyman Street Advisors (the “Broker”). Tenant and Landlord each covenants to the other to defend (by counsel reasonably approved by the indemnitee), pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions due to the Broker in connection with this Amendment.

7. Representations and Warranties. Tenant represents and warrants to Landlord that (i) the person executing this Amendment on behalf of Tenant is duly authorized and has full power to execute and deliver this Amendment, and (ii) as of the Execution Date, Landlord is not in default of its obligations under the Lease and no event or condition exists which with notice and the passage of time would constitute such a default by Landlord and Tenant has no claim, offset, or defense against the enforcement of the Lease in accordance with its terms. Tenant further hereby confirms and agrees that there are no liabilities, amounts, or payments of any kind that are due and owing from Landlord to Tenant on account of any conditions, events, or course of conduct with respect to the Premises (or any portion thereof) or the Lease with respect to the period ending on the Execution Date, including, without limitation, for any amounts on account of tenant improvements, operating expenses or taxes, or prior efforts by Tenant to sublease all or part of the Premises, and Tenant hereby waives any claims that Tenant may have with respect to any and all such matters. Landlord represents and warrants to Tenant (a) that the person executing this Amendment on behalf of Landlord is duly authorized and has full power to execute and deliver this Amendment and (b) as of the Execution Date, there is no mortgage encumbering the Building or the Land.

8. Disgorgement. If a Disgorgement Demand is made, or if Landlord is otherwise for any reason forced to disgorge any portion of any payment provided for under this Amendment, and if Landlord has returned the Security Deposit after expiration of the Security Deposit Retention Period or the Letter of Credit Security Deposit has expired, then at Landlord’s election Landlord shall be entitled to exercise all or any of its rights and remedies under the Lease including without limitation immediately to receive from Tenant the full Agreed Termination Damages and all other damages to Landlord that are not included in the capped lease rejection damages under Section 502(b)(6) of the United States Bankruptcy Code. The provisions of this Paragraph 8 shall survive the expiration or early termination of the Lease.

9. Landlord’s Costs and Expenses. Without limiting the generality of any provision of the Lease, Tenant shall promptly pay all costs and expenses (including, without limitation, attorneys fees) incurred by or for Landlord in connection with any Disgorgement Demand, Insolvency Event or any enforcement of Landlord’s rights under the Lease and no provision of this Amendment shall be construed in any way that limits Landlord’s recovery for such amounts or that reduces by such amounts any other payments to which Landlord is entitled hereunder. The provisions of this Paragraph 9 shall survive the expiration or early termination of the Lease.

10. Letter of Credit. Tenant covenants and agrees that Tenant shall use commercially reasonable efforts to obtain a replacement Letter of Credit from Bank of America with the changes required by Landlord, and attached to this Amendment as Exhibit 4 by July 14, 2009. In addition to the foregoing, Tenant acknowledges that the Letter of Credit provided to Landlord under the Lease in 2007 contains a typographical error: the existing Letter of Credit refers to “610 Lincoln LLC” and the parties intended it to refer to “275 Wyman LLC”. Tenant agrees that Landlord may draw upon such Letter of Credit when Landlord is entitled to make a draw under this Lease by presenting a statement that includes the text specified in the Letter of credit, including the erroneous reference to “610 Lincoln LLC”. In addition, Tenant agrees that in each instance in which Landlord is entitled to draw upon the Letter of Credit Security Deposit under the Lease, Landlord shall be entitled to use the text required under the Letter of Credit Security Deposit in Landlord’s statement to be presented in connection with a draw upon the Letter of Credit Security Deposit whether or not such text describes the circumstances of such draw. As between Landlord and Tenant, the terms and provisions of the Lease govern the rights of Landlord to draw upon the Letter of Credit Security Deposit.

11. Ratification. Except as expressly set forth herein, the Lease as originally executed and previously amended is hereby ratified and confirmed and is acknowledged by the parties to be in full force and effect.

12. Miscellaneous. All references in the Lease and in this Amendment to the “Lease” shall mean the Lease as modified by this Amendment. This Amendment shall be deemed to have been executed and delivered within The Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of The Commonwealth of Massachusetts. This Amendment is binding upon and shall inure to the benefit of the Landlord and Tenant and their permitted successors and assigns. Each party has cooperated in the drafting and preparation of this Amendment and, therefore, in any construction to be made of this Amendment, the same shall not be construed against either party. This Amendment may be executed in counterparts, and when both Landlord and Tenant have signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Amendment, which shall be binding upon and effective as to Landlord and Tenant. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Neither the submission of this instrument for signature, nor any draft thereof, shall constitute an offer by Landlord to terminate the Lease. Neither party shall have any obligation with respect to the matters set forth herein unless and until such time as such party shall have executed and delivered this Amendment.

[Signature Page Follows]

EXECUTED as a sealed Massachusetts instrument as of the date first written above.

LANDLORD:

275 WYMAN LLC

By: /s/ Thomas M. Dusel
Manager

TENANT:

ALTUS PHARMACEUTICALS INC.

By: /s/ Georges Gemayel
Name:       Georges Gemayel
Title: President/Assistant President

By: /s/ Thomas J. Phair, J.
Name:       Thomas J. Phair, Jr.
Title: Treasurer/Assistant Treasurer